Exhibit 2.20

AMENDED AND RESTATED SOFTWARE LICENSE AGREEMENT

AMENDMENT NO. 2

This Amendment No. 2 (“Amendment”) amends the Amended and Restated Software license Agreement dated the 4th day of June 2003, by and among Palm Source, Inc., PalmSource Overseas Limited (collectively, “PalmSource”), Palm, Inc. and Palm Ireland Investments (collectively, “Licensee”) (the “Agreement”). The provisions of this document are hereby incorporated into the Agreement and shall control over contradicting terms therein. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

WHEREAS, IBM Corporation (“IBM”) requires access to the Palm OS PDK (described in Section A of Exhibit A of the Agreement) (the “PDK”) in order to develop and implement a port of IBM’s WebSphere Micro Edition product (or its successor products) to Palm OS 5.2 (the “WME Product”);

WHEREAS, IBM intends to license the WME Product to licensee and third parties; and

WHEREAS, Palm Source desires to grant Licensee the right to provide IBM with such rights and access on the terms and conditions of this Amendment and the Agreement.

NOW, THEREFORE, In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.0	Based on the foregoing, PalmSource agrees that the following third party contractor is an Approved Third Party Contractor for the project described in Section 2.0 below.

International Business Machines Corporation

11400 Burnet Road

Austin, TX 787587

USA

Contact:  William Russell

Email:  bill_russell@us.ibm.com

Phone number:  602.569.3800

2.0	PalmSource agrees that Licensee is permitted to disclose and license the PDK to IBM to allow IBM to develop the WME Product. PalmSource acknowledges and agrees that IBM shall have the right in its sole discretion to distribute the WME Product to any third party and/or Licensee and such distribution shall not result in any royalty obligations from Licensee to PalmSource under the Agreement.

3.0	PalmSource agrees, that notwithstanding any other provision of the Agreement, PalmSource hereby grants Licensee the right to sublicense the PDK to IBM on the terms of the Software Development Agreement attached hereto as Attachment 1. Notwithstanding PalmSource’s approval of Attachment 1, Licensee hereby specifically acknowledges and agrees that:

3.1.1	NEITHER PALMSOURCE NOR ITS SUPPLIERS MAKE ANY REPRESENTATIONS OR WARRANTIES THAT THE SOFTWARE

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SUBLICENSED TO IBM IS FREE OF ERRORS OR THAT THE SOFTWARE IS SUITABLE FOR IBM’S USE. THE SOFTWARE IS PROVIDED ON AN “AS IS” BASIS AND ALL RISK IS WITH IBM. NEITHER PALMSOURCE NOR ITS SUPPLIERS MAKE ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES, TERMS AND/OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS ARE EXPRESSLY EXCLUDED.

3.1.2	PALMSOURCE SHALL NOT BE LIABLE TO THE LICENSEE, IBM OR ANY THIRD PARTY FOR ANY DIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR REVENUE, OR INTERRUPTION OF BUSINESS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL PALMSOURCE’S OR ITS SUPPLIERS’ TOTAL LIABILITY UNDER THIS AMENDMENT EXCEED THE SUM OF ONE HUNDRED DOLLARS ($100.00).

4.0    This Amendment consists of two (2) typewritten pages and Attachment 1, and is executed in multiple copies, each copy being deemed to be an original. One such copy goes to each party.

PalmSource, Inc.		Palm, Inc.

By:	/S/ AL WOOD	By:	/S/ JUDY BRUNER

Name:	Al Wood	Name:	Judy Bruner

Title:	CFO	Title:	Sr VP & CFO

Date:	9/3/03	Date:	9/5/03

PalmSource Overseas Limited		Palm Ireland Investments

By:	/S/ AL WOOD	By:	/S/ JUDY BRUNER

Name:	Al Wood	Name:	Judy Bruner

Title:	CFO	Title:	Sr VP & CFO

Date:	9/3/03	Date:	9/5/03

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ATTACHMENT 1

SOFTWARE DEVELOPMENT AGREEMENT

This Software License Agreement (“Agreement”) is made effective as of                         , 2003 (“Effective Date”) by and between Palm, Inc. (“Palm”), located at 400 N. McCarthy Boulevard, Milpitas, CA 95035, and International Business Machines Corporation, a New York corporation with a place of business and engineering facilities at 11400 Burnet Road, Austin, Texas, 78758 on behalf of its Pervasive Computing Group (“Licensee”).

The parties agree as follows:

1.    Licensed Software.  The software, documentation and/or tools to be licensed by Palm to Licensee (which includes all of Licensee’s subsidiaries (collectively referred to as “Licensee Subsidiaries”)) are the software, documentation and tools described in Exhibit A attached hereto (the “Software”) which may be used by Licensee and Licensee’s Subsidiaries solely as set forth herein.

2.    License Grant.  Palm grants to Licensee and Licensee Subsidiaries a worldwide, personal, limited, royalty-free, non-exclusive, non-assignable and non-transferable license to use internally the Software solely for the purpose of developing and implementing a WebSphere MicroEdition (or its successor products) port to Palm OS 5.2 (the “Licensee Product”) and maintaining and supporting the Licensee Product. Licensee shall have no right to modify any portion of the Software or to incorporate any portion of the software in any products, including, but not limited to, the Licensee Product. Licensee shall have no right to sublicense the foregoing rights. Except as set forth in this Agreement, Licensee is expressly prohibited from licensing or distributing the Software in either source code or object code form to any third party, without the prior written permission of Palm, and any such attempted license or distribution is a material breach of this Agreement.

Licensee and Licensee Subsidiaries acknowledge that the Software contains intellectual property belonging exclusively to Palm Source, Inc. or its suppliers. Except as provided herein, Licensee and Licensee Subsidiaries acknowledge and agree that this Agreement does not grant any right, title or interest in and to any patents, copyrights, trade secrets, trademarks or other property rights or rights of ownership in the Software in whatever form. All rights not expressly granted by Palm hereunder are reserved by Palm or its suppliers.

3.    License Fee.  No license fees are due and payable by Licensee or Licensee Subsidiaries to Palm or from Palm to Licensee for the licenses granted pursuant to this Agreement.

4.    Copyright Notice.  Palm’s and its suppliers’ copyright and other proprietary rights notices must be included on each copy made by Licensee of the Software in whatever form.

5.    Term.  The term of this Agreement shall begin on the Effective Date and shall continue until September 30, 2006 unless earlier terminated as set forth in this Section 5. Palm shall have the right to terminate this Agreement for a material breach by Licensee which breach is not

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cured within thirty (30) days following written notice of such breach. Upon termination or expiration of this Agreement, (i) all licenses granted under this Agreement will immediately terminate, except that Licensee and Licensee Subsidiaries shall be permitted to retain copies of the Software to be used solely for support purposes (but only the number of copies of the Software required to provide such support) until such time as Licensee and Licensee Subsidiaries no longer have any support obligations to their customers for the Licensee Product that they are contractually obligated to provide at the time of termination; provided this Agreement was not terminated for an uncured material breach, (ii) Licensee shall cease all use of the Software (except as expressly provided in subsection (i) above), and (iii) Licensee shall destroy all copies of the Software and documentation in Licensee’s possession or under its control within ten (10) days following the termination date (except for one (1) copy as provided in subsection (i) above). The parties agree that their respective obligations and applicable limitations under Sections 5, 7, 8, 9, and 11 through 20 shall survive any expiration or termination of this Agreement.

6.    Support.  This Agreement does not entitle Licensee to receive support or maintenance in any form from Palm or its suppliers for the Software.

7.    No Assignment; No Reverse Engineering.  Neither this Agreement nor the rights or obligations hereunder, either in whole or in part, may be assigned or otherwise transferred, whether voluntarily or by operation of law, by Licensee without the prior written consent of Palm, which consent may be withheld in Palm’s sole discretion, and any attempted transfer or assignment is null and void and shall be deemed a material breach of this Agreement. Licensee shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the source code to any Software that is provided in object code form.

8.    Confidentiality.  Licensee and Licensee Subsidiaries hereby acknowledges that Palm represents that the Software, in whatever form, are the valuable trade secrets of Palm or its suppliers and Licensee and Licensee Subsidiaries agrees that for a period of five (5) years from expiration or termination of this Agreement to hold such trade secrets and the Software in strict confidence, and not to use or disclose such trade secrets or the Software, except as permitted hereunder. Licensee and Licensee Subsidiaries further acknowledges that Palm or its suppliers retain all title to the Software recorded on the original media and all subsequent copies regardless of the form or media.

Licensee and Licensee Subsidiaries may disclose the Software to: (i) its employees and contract employees (i.e. contractors that are directly engaged by Licensee or Licensee Subsidiaries to work on Licensee’s and Licensee Subsidiaries’ premises (“Contractors”)), who have a need to know, and (ii) any other party with Palm’s prior written consent. Prior to any such disclosure or such request by Licensee, Licensee or Licensee Subsidiaries must have an appropriate agreement with any such party sufficient to require the party to treat the Software in accordance with this Agreement. Licensee and Licensee Subsidiaries may disclose the Software to the extent required by law, but must give Palm prompt prior notice to allow Palm a reasonable opportunity to obtain a protective order.

Notwithstanding the foregoing, use or disclosure by Licensee, Licensee Subsidiaries and Contractors of Residuals will not be deemed to be a breach of the obligation set forth in this Section 8. The term “Residuals” means that information of general nature in non-tangible form which may be retained in

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unaided human memory (i.e. without reference to any document and without the intent to memorize the information) by those who had access to the Software as authorized by this Agreement and is of such nature that the acquisition of it by these people amounts to no more than an enhancement of the personal knowledge, skill or experience used by them in the exercise of their duties.

The obligations set forth in this Section 8 shall not apply to any part of the Software that (i) is now or hereafter, through no unauthorized act or failure to act on Licensee’s or Licensee’s Subsidiaries’ part, in the public domain; (ii) becomes known to Licensee or Licensee Subsidiaries without an obligation of confidentiality; (iii) is hereafter rightly received by Licensee or Licensee Subsidiaries without restriction on disclosure; (iv) is furnished to a third party by Palm without restriction on disclosure; or (v) is independently developed by Licensee or Licensee Subsidiaries.

Nothing contained in this Agreement gives Licensee or Licensee Subsidiaries: (i) the right to use, disclose, publish or disseminate, except as set forth elsewhere in this Agreement (A) the source of Residuals, (B) any financial, statistical or personnel data of Palm or its suppliers, or (C) anything that is not of a general nature, such as the business plans or business secrets of Palm or its suppliers; or (ii) any license rights under patents, copyrights, design rights or trade or service marks of Palm or its suppliers.

9.    Care and Responsibility.  Licensee agrees to exercise reasonable care in the safeguarding and preservation of all Software at all times. Licensee shall promptly return all Software furnished hereunder to Palm when requested or upon completion or termination of this Agreement except as otherwise set forth in this Agreement. Alternatively, Licensee shall if requested in writing by Palm, destroy all full and partial copies of the Software furnished to Licensee hereunder. Licensee shall also certify in writing to Palm that all such Palm Materials have been returned to Palm or destroyed.

10.    Inspection Rights.  Palm shall have the right through a third party auditor reasonably agreeable to Licensee, upon reasonable advance notice, to inspect Licensee’s facilities and records (provided IBM is not prohibited from disclosing such records) in order to verify that the use and disclosure of all Software is as permitted under this Agreement. Palm shall have the right to provide the results of any such inspection to any suppliers of the Software to the extent such results involve any such supplier’s rights or otherwise affect the supplier.

11.    No Subcontracting.  Licensee agrees that no portion of the development under Section 2 that requires or involves access to any Software shall be performed by any individuals who are not employees of Licensee (except for Contractors) without Palm’s prior written consent, which consent Palm may withhold in its sole discretion. Any third party approved in writing by Palm in advance to access the Software and perform the development work, other than a Contractor, (each a “Permitted Contractor”) shall be obligated to comply with the terms of this Agreement and Licensee shall remain responsible for such Permitted Contractor’s performance. Palm’s consent to Licensee’s use of any Permitted Contractor shall not be deemed a waiver of any Palm rights hereunder nor relieve Licensee of any of its obligations pursuant to this Agreement. Licensee shall enter into a written agreement with each Permitted Contractor which includes terms and conditions no less protective of Palm’s or its suppliers’ proprietary and intellectual property rights than those set forth in

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this Agreement prior to Licensee permitting any such Permitted Contractor to perform any obligation hereunder. In addition, each written agreement between Licensee and a Permitted Contractor shall provide that Palm is a third party beneficiary of such agreement with the right to enforce it directly against the Permitted Contractor, and shall give both Palm and Licensee the right to perform on-site audits of such Permitted Contractor to ensure that the Permitted Contractor is complying with all terms and conditions of such agreement, upon prior notice of at least two (2) business days. Licensee shall be solely responsible for the payment of all amounts payable to, and the performance of all of Licensee’s obligations for, all such Permitted Contractors. Promptly upon request of Palm, Licensee shall commence such proceedings as necessary (i.e. termination notice, request to cure default) to terminate any Permitted Contractor that, in Palm’s reasonable opinion, does not perform to the standards set forth by Palm in this Agreement. In such event, Palm agrees to use reasonable efforts to work with Licensee to achieve a mutually agreeable solution; provided that the final decision with respect to any Permitted Contractor shall remain with Palm.

12.    Warranty Disclaimer.  NEITHER PALM NOR ITS SUPPLIERS MAKE ANY REPRESENTATIONS OR WARRANTIES THAT THE SOFTWARE IS FREE OF ERRORS OR THAT THE SOFTWARE IS SUITABLE FOR LICENSEE’S USE. THE SOFTWARE IS PROVIDED ON AN “AS IS” BASIS AND ALL RISK IS WITH LICENSEE. NEITHER PALM NOR ITS SUPPLIERS MAKE ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES, TERMS AND/OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS ARE EXPRESSLY EXCLUDED.

13.    Limitation of Liability.  EXCEPT FOR MATERIAL VIOLATIONS OF SECTION 8, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR REVENUE, OR INTERRUPTION OF BUSINESS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents and by the laws of the United States. The parties hereby submit to the jurisdiction of the Superior Court of Santa Clara County, State of California, and the United States District Court for the Northern District of California, and agree that such tribunals shall have jurisdiction and venue over all controversies in connection herewith. The parties exclude in its entirety the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

15.    Export Regulations.  Licensee shall not export, directly or indirectly, any information acquired under this Agreement or any products utilizing any such information to any country for

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which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval without first obtaining such license or approval.

16.    Relationship of the Parties.  Each of the parties shall at all times during the term of this Agreement act as, and shall represent itself to be, an independent contractor, and not an agent or employee of the other. Neither this Agreement, nor disclosure of the Software in any way: (i) obligates Licensee or Licensee Subsidiaries to perform any work, enter into any license, business engagement or other agreement; (ii) limits Licensee or Licensee Subsidiaries from developing, manufacturing or marketing products or services that may be competitive with those of Palm; (iii) limits Licensee or Licensee Subsidiaries from assigning or reassigning its employees in any way; (iv) creates any joint relationship or authorizes Licensee or License Subsidiaries to act or speak on behalf of Palm or its suppliers; or (v) limits Licensee or Licensee Subsidiaries from entering into any business relationship with any other parties.

17.    Waiver.  A waiver of any default hereunder or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed. The exercise of any right or remedy provided in this Agreement shall be without prejudice to the right to exercise any other right or remedy provided by law or equity, except as expressly limited by this Agreement.

18.    Injunctive Relief.  The copying or use of the Software in a manner inconsistent with any provision of this Agreement may cause irreparable injury to Palm for which Palm may not have an adequate remedy at law. Palm shall be entitled to seek equitable relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions.

19.    Severability.  In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired.

20.    Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed properly delivered, given or served when (i) personally delivered against receipted copy; (ii) mailed by certified or registered U.S. mail, return receipt requested, postage prepaid or by overnight courier; (iii) sent by facsimile and confirmed as received; or (iv) sent by e-mail and confirmed received, in any case (i), (ii), (iii) or (iv) to the parties at the following addresses and facsimile numbers:

If to Licensee:

IBM Corporation

8051 Congress Avenue

Boca Raton, FL 33487

Attn: Legal Department

Fax:

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If to Palm:

Palm, Inc.

400 N. McCarthy Boulevard

Milpitas, CA 95035

Fax:  (408)-503-8280

Attn:  General Counsel

21.    Entire Agreement.  This Agreement consists of five (5) pages and Exhibit A hereto and represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous representations, understandings and agreements, whether oral or written, with respect to such subject matter. This Agreement may be modified only by a writing executed by both parties.

Further, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

International Business Machines Corporation	Palm, Inc.

By:	By:

Printed:	Printed:

Title:	Title:

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EXHIBIT A

SOFTWARE

Palm OS 5.2.1 Product Development Kit (PDK), including all product development documentation, tools, headers and reference code, but excluding the Omega Browser.

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